As filed with the Securities and Exchange Commission on May 25, 2017.    Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________________________________________________
Investar Holding Corporation
(Exact name of registrant as specified in its charter)
___________________________________________________________

Louisiana (State or other jurisdiction of incorporation or organization)	27-1560715 (I.R.S. Employer Identification No.)

7244 Perkins Road Baton Rouge, Louisiana (Address of Principal Executive Offices)	70808 (Zip Code)

Investar Holding Corporation 2017 Long-Term Incentive Compensation Plan
(Full title of the plan)

John J. D’Angelo Investar Holding Corporation 7244 Perkins Road Baton Rouge, Louisiana 70808 (225) 227-2222 (Name, address and telephone number, including area code, of agent for service)	Copy to: Kelly C. Simoneaux Jones Walker LLP 201 St. Charles Avenue, Suite 5100 New Orleans, Louisiana 70170-5100
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer ☐	(Do not check if a smaller reporting company)

Smaller reporting company ☐

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (par value $1.00 per share)	600,000 shares	$22.20 (2)	$13,320,000 (2)	$1,543.79
(1)   Upon a stock split, stock dividend, or similar transaction in the future during the effectiveness of this Registration Statement and involving our Common Stock, the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.
(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, based on the average of the high and low price per share of our Common Stock on the Nasdaq Global Market on May 23, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Investar Holding Corporation 2017 Long-Term Incentive Compensation Plan in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed by Investar Holding Corporation (the “Company” or the “Registrant”) with the Commission, are incorporated herein by reference:
(a)  The Company’s latest annual report on Form 10-K for the year ended December 31, 2016, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on March 9, 2017;
(b)  All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a); and
(c)  The description of the Company’s Common Stock included in its Registration Statement on Form 8-A filed with the Commission on June 26, 2014 under the Exchange Act, including any amendment thereto or report filed for the purpose of updating such description.
All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Notwithstanding the foregoing, and except as otherwise provided in the relevant Commission filing, we are not incorporating by reference any documents, portions of documents or information deemed to have been furnished and not filed in accordance with Commission rules. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.

Sections 1-850 through 1-859 of the Louisiana Business Corporation Act (the “LBCA”) provide, in part, that the Company may indemnify each of its current or former directors and officers (each, an “indemnitee”) against liability (including judgments, settlements, penalties, fines, or reasonable expenses) incurred by the indemnitee in a proceeding to which the indemnitee is a party if the indemnitee acted in good faith and reasonably believed either (i) in the case of conduct in an official capacity, that such indemnitee’s conduct was in the best interests of the Company or (ii) in all other cases, that such indemnitee’s conduct was at least not opposed to the best interests of the Company, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe such indemnitee’s conduct was unlawful. Pursuant to the LBCA, the Company may also advance expenses to the indemnitee provided that the indemnitee delivers (i) a written affirmation of such indemnitee’s good faith belief that the relevant standard of conduct has been met by such indemnitee or that the proceeding involves conduct for which liability has been eliminated and (ii) a written undertaking to repay any funds advanced if (a) such indemnitee is not entitled to mandatory indemnification by virtue of being wholly successful, on the merits or otherwise, in the defense of any such proceeding and (b) it is ultimately determined that such indemnitee has not met the relevant standard of conduct. In addition, the Company has the power to obtain and maintain insurance on behalf of any person who is or was acting for the Company, regardless of whether the Company has the legal authority to indemnify, or advance expenses to, the insured person with respect to such liability.

Under the LBCA, a corporation must indemnify any present or former director or officer of a corporation for expenses incurred in connection with the proceeding if such person was wholly successful, on the merits or otherwise, in defense of any proceeding, that he was a party to by virtue of the fact that he is or was a director or officer of the corporation. This mandatory indemnification requirement does not limit the Company’s right to permissibly indemnify a director or officer with respect to expenses of a partially successful defense of any proceeding.

The By-Laws of the Company contain indemnification provisions that require the Company to indemnify any director or officer made a party to a proceeding because he or she was a director or officer against liability incurred in such proceeding if such director or officer (i) conducted himself or herself in good faith; (ii) reasonably believed (a) in the case of conduct in his or her official capacity with the Company, that his or her conduct was in the Company’s best interests, or (b) in all other cases, that his or her conduct was at least not opposed to the Company’s best interest; and (iii) in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not allowed if (i) in connection with a proceeding by or in the right of the Company, the director or officer is adjudged liable to the Company; or (ii) in connection with any proceeding, the director or officer is adjudged liable for receiving an improper personal benefit, regardless of whether the action occurred in the individual’s official capacity. Indemnification is limited to reasonable expenses (including reasonable attorneys’ fees) incurred. In any case, the Company must fully indemnify a director or officer who is wholly successful on the merits or otherwise in the defense of any proceeding to which he or she is a party by virtue of his or her position as an officer or director.

The Company must advance reasonable expenses (including attorneys’ fees) incurred by a director or officer in advance of a final disposition of a proceeding if:

•	The director or officer furnishes a written affirmation of his good faith belief that he has met the requisite standard of conduct;

•	The director or officer furnishes a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the requisite standard of conduct; and

•	A determination is made that the facts then known to those making the determination would not preclude indemnification.

A director or officer may apply for indemnification to a court of competent jurisdiction. A court may order the Company to indemnify the party if it determines that:

•	The director or officer has been wholly successful on the merits or otherwise in the defense or the proceeding; or

•
The director or officer is fairly and reasonably entitled to indemnification in view of all relevant circumstances, regardless of whether he has met the requisite standard of conduct or was adjudged liable (if the latter, indemnification is limited to reasonable expenses incurred, including reasonable attorneys’ fees).

Unless so ordered by a court, the Company shall only indemnify an officer or director after a determination has been made that he has met the requisite standard of conduct to be eligible for indemnification. This determination is made:

•	By the Company’s board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

•	If such quorum cannot be obtained, by majority vote of a committee duly designated by the board consisting solely of two or more directors not at the time parties to the proceeding;

•	By special legal counsel selected by the board or its committee;

•	By vote of the shareholders, excluding the voting of shares held by directors and officers who are at the time parties to the proceeding.

The By-Laws of the Company also empower the Company to purchase and maintain insurance to provide the indemnification described above. Indemnification may be limited by applicable Federal securities and banking laws, including but not limited to 18 U.S.C. §1828(k).

The foregoing is only a general summary of certain aspects of Louisiana law and the Company’s governing documents dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the Company’s By-Laws, which are on file with the Commission, and to the relevant provisions of the LBCA.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
5.1    Opinion of Jones Walker LLP
23.1    Consent of Postlethwaite and Netterville, APAC

23.2	Consent of Jones Walker LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

99.1	Investar Holding Corporation 2017 Long-Term Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 25, 2017)

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on May 25, 2017.

INVESTAR HOLDING CORPORATION
By:	/s/ John J. D’Angelo
John J. D’Angelo
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints John J. D’Angelo and Christopher L. Hufft as his or her true and lawful attorneys-in-fact and agent (each with full power to act independently of each other) for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto, and all other documents in connection therewith and all instruments necessary, appropriate or advisable to enable Investar Holding Corporation to comply with the Securities Act of 1933, as amended, and other federal and state securities laws, in connection with the Investar Holding Corporation 2017 Long-Term Incentive Compensation Plan, and to file any such documents or instruments with the Commission, and to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

{B0877960.1}

Signature	Title	Date
/s/ John J. D’Angelo John J. D’Angelo	President and Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2017

/s/ Christopher L. Hufft Christopher L. Hufft	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 25, 2017

/s/ Rachel P. Cherco Rachel P. Cherco	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 25, 2017

/s/ James M. Baker James M. Baker	Director	May 25, 2017

/s/ Thomas C. Besselman, Sr. Thomas C. Besselman, Sr.	Director	May 25, 2017

/s/ James H. Boyce, III James H. Boyce, III	Director	May 25, 2017

/s/ Robert M. Boyce, Sr. Robert M. Boyce, Sr.	Director	May 25, 2017

/s/ William H. Hidalgo, Sr. William H. Hidalgo, Sr.	Director	May 25, 2017

/s/ Gordon H. Joffrion, III Gordon H. Joffrion, III	Director	May 25, 2017

/s/ Robert Chris Jordan Robert Chris Jordan	Director	May 25, 2017

/s/ David J. Lukinovich David J. Lukinovich	Director	May 25, 2017

/s/ Suzanne O. Middleton Suzanne O. Middleton	Director	May 25, 2017

/s/ Andrew C. Nelson, M.D. Andrew C. Nelson, M.D.	Director	May 25, 2017

/s/ Carl R. Schneider, Jr. Carl R. Schneider, Jr.	Director	May 25, 2017

/s/ Frank L. Walker Frank L. Walker	Director	May 25, 2017

{B0877960.1}

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
5.1	Opinion of Jones Walker LLP
23.1	Consent of Postlethwaite and Netterville, APAC
23.2	Consent of Jones Walker LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature pages of this Registration Statement)
99.1	Investar Holding Corporation 2017 Long-Term Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 25, 2017)